FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Sokolow                           Nicholas
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  c/o Sokolow, Dunaud, Mercadier & Carreras
  55 Avenue Kleber
--------------------------------------------------------------------------------
                                    (Street)

  Paris                             France               75016
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Clarus Corporation (CLRS)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     November 21, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                       2A.                       Securities Acquired (A) or      Beneficially   ship
                            2.         Deemed       3.           Disposed of (D)                 Owned          Form:     7.
                            Trans-     Execution    Transaction  (Instr. 3, 4 and 5)             Following      (D)       Nature of
                            action     Date, if     Code         ------------------------------- Reported       Direct    Indirect
1.                          Date       any          (Instr. 8)                   (A)             Transactions   or (I)    Beneficial
Title of Security           (Month/    (Month/      ------------                 or              (Instr. 3 &    Indirect  Ownership
(Instr. 3)                  Day/Year)  Day/Year)     Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/21/02                  P              10,000       A     $5.40    141,350           I      By ST
$0.0001 per share                                                                                                         Investors
                                                                                                                          Fund, LLC
                                                                                                                          (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                           9.
                                                                                                           Number    10.
                                                                                                           of        Owner-
                                                                                                           deriv-    ship
                                                                                                           ative     Form
             2.                                                                                            Secur-   of
             Conver-                             5.                              7.                        ities    Deriv-  11.
             sion                                Number of                       Title and Amount          Bene-    ative   Nature
             or                                  Derivative    6.                of Underlying     8.      ficially Secur-  of
             Exer-             3A.      4.       Securities    Date              Securities        Price   Owned    ity:    In-
             cise              Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-  Direct  direct
             Price   3.        Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing      (D) or  Bene-
1.           of      Trans-    ion Date Code     of(D)         (Month/Day/Year)            Amount  ative   Reported In-     ficial
Title of     Deriv-  action    if any   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-   direct  Owner-
Derivative   ative   Date      (Month/  8)       4 and 5)      Date     Expira-            Number  ity     actions  (I)     ship
Security     Secur-  (Month/   Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)   ity     Day/Year) Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)       4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options $5.99                                              (2)    5/28/09  Common    21,250          21,250     D
(Right to Buy)                                                                   Stock
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

(1) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of these securities for the purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise.

(2) Options to purchase 2,500 shares become exercisable on each of August 28, 2002, November 28, 2002 and February 28, 2003, and options to purchase 13,750 shares become exercisable on May 28, 2003.


*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Nicholas Sokolow                                     November 22, 2002
---------------------------------------------            -----------------------
**Signature of Reporting Person                                 Date